EXHIBIT 99.2

Summer Infant, Inc. and Affiliates

Consolidated Balance Sheets

(Unaudited)

(in thousands of US dollars)

	As of June 30, 2006	As of December 31, 2005
Cash and equivalents	$90	$1,115
Trade receivables	7,905	6,542
Inventory	9,711	7,860
Prepaid expenses	316	198

Total current assets	18,022	15,716
Property and equipment, net	3,013	2,342
Goodwill and intangibles	174	182

Total assets	$21,210	$18,240

Line of credit	$8,991	$7,087
Accounts payable	5,357	6,711
Accrued expenses	1,505	958
Notes payable – short term	280	280

Total current liabilities	16,134	15,027
Notes payable – long term	920	560

Total liabilities	17,054	15,587
Common stock & paid in capital	133	133
Retained earnings	2,103	1,306

Total stockholders equity	4,156	2,661
Total liabilities & stockholders equity	$21,210	$18,240

Consolidated balance sheets and statements of operations were prepared by Summer Infant as a private company, in accordance with U.S. generally accepted accounting principles and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the acquisition.

Summer Infant, Inc. and Affiliates

Consolidated Statements of Operations

(Unaudited)

(in thousands of US dollars)

	Six Months Ended June 30		Fiscal Year Ended December 31, 2005
	2006	2005
Net sales	$26,133	$16,651	$35,426
Cost of goods sold	16,254	11,212	23,317

Gross profit	9,879	5,439	12,109
Selling, general & administrative expenses	7,433	4,449	10,058
Depreciation & amortization	288	156	380

Income from operations	2,158	834	1,671
Interest expense	402	117	448
Other expense/(income)	(2)	0	1

Net income	$1,758	$717	$1,223

EBITDA	$2,448	$990	$2,051

Consolidated balance sheets and statements of operations were prepared by Summer Infant as a private company, in accordance with U.S. generally accepted accounting principles and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the acqusition.